Exhibit (c)(3)

Presentation to

The Special Committee of the Board of Directors of Green

April 1, 2003

DRAFT

Update on Discussions with Blue

On March 21st, Merrill Lynch communicated to Blue that its revised proposal of $9.75 to $9.90 was not consistent with the Special Committee’s view of the Company’s value

? Until March 31st, there had been no subsequent conversations between Blue and Merrill Lynch

? On March 31st, Blue contacted Merrill Lynch and communicated the following:

? A revised offer price range of $10.05 to $10.25

? A willingness to reduce the proposed break-up fee to $10 million

DRAFT 1

Evaluation of Revised Blue Proposal

Implied Statistic based on:

Reference Point $10.25 $11.00 $12.00

Premium Current Price: $7.10 44.4% 54.9% 69.0%

52 Week High: $10.05 2.0% 9.5% 19.4%

Trading Range 52 Week Average: $8.33 23.0% 32.1% 44.1%

52 Week Low: $6.20 65.3% 77.4% 93.5%

P/E Multiple First Call: $0.68 15.1x 16.2x 17.6x

Management: $0.76 13.5x 14.5x 15.8x

EBITDA Multiple 2002 EBITDA: $189.3 6.2x 6.7x 7.2x

2003E Management: $210.6 5.6x 6.0x 6.5x

Relative to Leveraged Scenario I Recap Value: $8.22 24.7% 33.8% 46.0%

Recapitalization Scenario II Recap Value: $9.00 13.9% 22.2% 33.3%

DRAFT 2

Summary Valuation of Strategic Alternatives (1)

Dollars per Share(1) Based on Actual Historical and Wall Street Estimates Based on Management Projections(4)

$16.00

$14.00

$12.00

$10.00

$8.00

$6.00

$4.00

$2.00

$0.00

$10.05 $6.20 $11.25 $7.25 $7.50 $5.50 $10.00 $7.75 $14.00 $9.50 $9.75 $6.75 $10.75 $7.50 $7.75 $5.75 $12.25 $8.75 $9.50 $7.50 $12.00 $11.00 Blue Offer: $10.25 Current: $7.10

Trading History Public Comparables Premiums Paid(2) Discounted Cash Flow(3) LBO Value

Precedent Transactions

52-Week Based on FY2002A EBITDA of $189.3 mm Multiple:4.5x—6.5x Final Offer as Discount Rate: 12.0%—14.0% Discount Rate: 12.0%—14.0% 20%—30%5 Year IRR 4.25x

High / Low Based on FY2003E EPS of $0.68 P/E Multiple: 8.0x -11.0x a Premium to Price 1 Day Prior ($7.10): 10%—40% Terminal Value: 4.5x—6.5x2007 EBITDA 3.0%—4.0% Perpetual Growth Debt/LTM EBITDA2007 Exit @4.5x—6.5x2007 EBITDA

Management Base Case Blue Downside Case

(1) Diluted equity value per share as of 3/31/03 calculated using net debt of $166.6 mm and diluted shares outstanding of 94.8 mm. (2) Shown relative to Green closing stock price of $7.10 on March 31, 2003.

(3) Discounted to 3/31/03.

(4) “Management Base Case” figures provided by Green Management; “Downside Case” figures provided by Blue.

DRAFT 3

Relative Value Comparison of Strategic Alternatives

Illustrative Share Value (1)

Leveraged Recapitalization Scenarios

$12.00

$10.00

$8.00

$6.00

$4.00

$2.00

$0.00

$7.10 $8.06

$7.10

$4.50 $9.18

$8.22

$5.86 $9.88

$9.00

$6.70 $10.25

$10.05

Current Status Quo Scenario 1 (2) Scenario 2 (3) LBO by Stock Price Blue

Blue Downside Case Street Estimates Management Base Case

(1) Status quo and leveraged recapitalization share value calculated on weighted average of pro forma share price and purchase price of shares bought back. Pro forma share price calculated using 2004 P/E multiple of 9.2x (2004 EPS of $0.77 from First Call).

(2) Assumes solicitation of consent from current bondholders to incur $125 mm incremental indebtedness. New debt plus existing cash used to repurchase $200 mm of stock at 15% premium.

(3) Assumes new capital structure at 3.5x net debt/2002 EBITDA. $400mm used to repurchase shares. Assumes share buyback at 25% premium.

DRAFT 4

Potential Responses to Revised Blue Proposal

Accept ??Accept revised proposal, commence diligence and contract negotiation

??Suggest price is close, commence diligence, negotiate for higher price

Negotiate ??Counter-offer with a higher price

??Potentially communicate the Company’s ability to generate value under status quo or leveraged recapitalization scenarios

Reject ??Communicate that the Special Committee is not prepared to consider a sale of the Company at a price in the range proposed

DRAFT 5